Exhibit 99(a)

              American Greetings Announces First-Quarter Results

     * Licensing contribution stronger than expected

     * Tender offer for high-yield debt successfully completed; will generate ongoing interest expense savings

     * Corporation adjusts EPS estimate for tender impact

    CLEVELAND, June 29 /PRNewswire-FirstCall/ -- American Greetings Corporation (NYSE: AM) today announced its first-quarter results for the fiscal year ending Feb. 28, 2005. Despite soft sales, the Corporation slightly exceeded its earnings estimate due in part to a stronger-than-expected earnings contribution from its outbound licensed properties.
    The Corporation reported net income of $4.2 million, or 6 cents per basic share, on net sales of $445.7 million, for the fiscal 2005 first quarter ended May 31, 2004. This compares to reported net income of $19.7 million, on net sales of $454.3 million, for the fiscal 2004 first quarter ended May 31, 2003. Included in the fiscal 2005 results are $39.0 million in pretax costs ($23.9 million after tax) incurred during the quarter for debt repurchases totaling $186.2 million. Last year's results include $4.6 million of pretax costs ($2.8 million after tax) associated with the early pay down of $118.0 million of term debt. Excluding after-tax costs associated with debt repurchases from both periods, American Greetings would have achieved net income of $28.1 million this year, compared to $22.5 million in the first quarter last year. The Corporation believes its results excluding these costs are useful for the purpose of providing a comparable analysis of operating results for the two periods.

    Tender offer completed
    During the quarter, American Greetings successfully completed a tender offer for $186.2 million of its $196.4 million outstanding 11.75 percent senior subordinated notes due July 2008. While this initiative reduced net income in the quarter, it will reduce its future interest expense and increase its strategic and financial flexibility. On May 11, 2004, the Corporation amended and restated its credit agreement to reflect its improved credit profile.
    With the completion of the tender offer and earlier debt reductions, the Corporation has reduced debt a total of $368 million within a 13-month period. The pay down of this debt reduces annual interest expense by about $38 million.

    Management comments and second quarter estimate
    Chief Executive Officer Zev Weiss said the first quarter continued the recent trends of both supply chain improvements and healthy earnings from licensing. "Our cost-reduction efforts were on track in the quarter, and our licensing results were better than expected," Weiss said. "Cash flow was strong once again, as we continue to focus on improving our balance sheet.
    "For the fiscal year, our estimate of $1.63 to $1.68 per share is now equivalent to $1.46 to $1.51 per share taking into account the costs and benefits from our tender offer," Weiss said.
    "For the second fiscal quarter, we are projecting our earnings per basic share to be about breakeven," Weiss said. The second quarter is one in which American Greetings has historically reported a net loss due to the seasonal nature of its business. Last year, the Corporation reported a net loss of 15 cents per basic share for the second quarter.

    Retail executive joins board
    American Greetings also announced that Joseph Hardin has been elected to its board of directors. Hardin fills a vacancy on the board with a term that expires in 2006.
    Hardin, 59, most recently served as chief executive officer of Kinko's Inc., a digital document solutions provider, from May 1997 until his retirement in January 2001. Prior to joining Kinko's, he was president and chief executive officer of SAM'S CLUB, the wholesale division of Wal-Mart Stores, Inc.
    "Joe Hardin's retail background and supply chain experience make him a valuable member of our board of directors," Weiss said.

    Conference call on the Web
    American Greetings will broadcast its conference call live on the Internet at 9:30 a.m. Eastern time today. The conference call will be accessible through the Investor Relations section of the American Greetings Web site at http://corporate.americangreetings.com . A replay of the call will be available on the site.

    About American Greetings Corporation
    American Greetings Corporation (NYSE: AM) is one of the world's largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, reading glasses, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com .

    The statements contained in this release that are not historical facts, including statements regarding expected savings from debt-reduction initiatives and estimates of results for future periods, are forward-looking statements. Forward-looking statements are generally identified by words such as "believes," "anticipates," "expects," "plans," "should," "estimates" and similar expressions. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, include but are not limited to: retail bankruptcies and consolidations, successful integration of acquisitions, successful transition of management, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales, competitive terms of sale offered to customers, successfully implementing supply chain improvements and achieving projected cost savings from those improvements, and the Corporation's ability to comply with its debt covenants. Risks pertaining specifically to the Corporation's interactive business segment include the viability of online advertising and subscriptions as revenue generators and the public's acceptance of online greetings and other social expression products.
    In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Corporation's periodic filings with the Securities and Exchange Commission.


                          AMERICAN GREETINGS CORPORATION
                 FIRST QUARTER REPORT OF CONSOLIDATED OPERATIONS
                       FISCAL YEAR ENDING FEBRUARY 28, 2005

           (In thousands of dollars except share and per share amounts)

                                                           (Unaudited)
                                                       Three Months Ended
                                                             May 31,
                                                      2004               2003

    Net sales                                     $445,671           $454,306

    Costs and expenses:
       Material, labor and other production costs  187,212            184,983
       Selling, distribution and marketing         150,278            149,858
       Administrative and general                   65,499             66,125
       Interest expense                             52,694             22,800
       Other (income) - net                        (16,925)            (2,138)
                                                   438,758            421,628

    Income before income tax expense                 6,913             32,678
    Income tax expense                               2,675             12,973

    Net income                                      $4,238            $19,705

    Earnings per share                               $0.06              $0.30

    Earnings per share - assuming dilution           $0.06              $0.27

    Average number of common shares outstanding 68,000,691         65,913,680

    Average number of common shares
     outstanding - assuming dilution            68,846,170         79,003,300


                          AMERICAN GREETINGS CORPORATION
                  FIRST QUARTER STATEMENT OF FINANCIAL POSITION
                       FISCAL YEAR ENDING FEBRUARY 28, 2005

                            (In thousands of dollars)

                                                          (Unaudited)
                                                             May 31,
                                                      2004               2003

    ASSETS
    CURRENT ASSETS
      Cash and cash equivalents                   $115,850           $113,274
      Trade accounts receivable, less
       allowances for sales returns of
       $86,773 ($82,963 in 2003) and
       for doubtful accounts of $20,562
       ($27,480 in 2003)                           258,450            293,730
      Inventories                                  263,118            312,362
      Deferred and refundable income taxes         155,517            173,365
      Prepaid expenses and other                   222,356            224,687
        Total current assets                     1,015,291          1,117,418

    GOODWILL                                       225,574            213,501
    OTHER ASSETS                                   665,101            768,403
    PROPERTY, PLANT AND EQUIPMENT - NET            357,747            382,848
                                                $2,263,713         $2,482,170

    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
      Debt due within one year                        $-               $5,352
      Accounts payable                             115,186            135,136
      Accrued liabilities                          113,391            157,050
      Accrued compensation and benefits             62,921             56,936
      Income taxes                                  15,732             66,545
      Other current liabilities                     78,404             96,758
        Total current liabilities                  385,634            517,777

    LONG-TERM DEBT                                 483,783            726,930
    OTHER LIABILITIES                               94,149            107,113
    DEFERRED INCOME TAXES                           28,916             10,715

    SHAREHOLDERS' EQUITY
      Common shares - Class A                       63,502             61,370
      Common shares - Class B                        4,603              4,596
      Capital in excess of par value               340,608            311,658
      Treasury stock                              (435,112)          (438,726)
      Accumulated other comprehensive
       income (loss)                                13,591            (20,839)
      Retained earnings                          1,284,039          1,201,576
        Total shareholders' equity               1,271,231          1,119,635
                                                $2,263,713         $2,482,170


                         AMERICAN GREETINGS CORPORATION
                      FIRST QUARTER STATEMENT OF CASH FLOWS
                      FISCAL YEAR ENDING FEBRUARY 28, 2005

                            (In thousands of dollars)

                                                          (Unaudited)
                                                       Three Months Ended
                                                             May 31,
                                                      2004              2003

    OPERATING ACTIVITIES:
      Net income                                    $4,238           $19,705
      Adjustments to reconcile net income to
       net cash provided by operating activities:
        Restructuring                                 (277)             (823)
        Gain on sale of marketable security         (3,090)              -
        (Gain) loss on sale of fixed assets            (21)              732
        Loss on extinguishment of debt              39,024             4,639
        Depreciation and amortization               15,161            15,980
        Deferred income taxes                       (7,192)             (281)
        Changes in operating assets and liabilities:
          (Increase) decrease in trade
           accounts receivable                      (9,454)           18,799
          Increase in inventories                  (18,700)          (29,596)
          Decrease in other current assets           6,533            32,412
          Decrease (increase) in deferred
           costs - net                              33,543            (2,140)
          Decrease in accounts payable
           and other liabilities                   (33,302)          (31,299)
          Other - net                               (4,882)           (3,199)
           Cash Provided by Operating Activities    21,581            24,929

    INVESTING ACTIVITIES:
      Property, plant & equipment additions         (5,334)           (5,334)
      Proceeds from sale of fixed assets               104                36
      Investment in corporate owned life insurance   2,570            11,445
      Other - net                                   26,981             1,551
          Cash Provided by Investing Activities     24,321             7,698

    FINANCING ACTIVITIES:
      Reduction of long-term debt                 (216,417)           (2,322)
      Decrease in short-term debt                      -            (128,226)
      Sale of stock under benefit plans             12,035               766
      Purchase of treasury shares                   (9,299)              (92)
        Cash Used by Financing Activities         (213,681)         (129,874)

    EFFECT OF EXCHANGE RATE CHANGES ON CASH         (1,821)            2,058

    DECREASE IN CASH AND CASH EQUIVALENTS         (169,600)          (95,189)

        Cash and Cash Equivalents at
         Beginning of Year                         285,450           208,463
        Cash and Cash Equivalents at End
         of Period                                $115,850          $113,274

SOURCE  American Greetings Corporation
    -0-                             06/29/2004
    /CONTACT: David D. Poplar, Investor Relations Manager of American Greetings Corporation, +1-216-252-4864, or david.poplar@amgreetings.com /
    /Company News On-Call: http://www.prnewswire.com/comp/044150.html / /Web site: http://corporate.americangreetings.com /
    (AM)

CO:  American Greetings Corporation
ST:  Ohio
IN:  HOU REA
SU:  ERN ERP CCA MAV PER